EXHIBIT 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

The parties to this Separation Agreement and Mutual Release (the “Agreement”) are Eugene E. Eichler (“Employee”), and Save the World Air, Inc. (the “Employer”), sometimes referred to collectively as the “parties.”

WHEREAS, As of November 30, 2011, Employer presently owes Employee unpaid back wages in the amount of $150,000 for work previously performed for Employer.

WHEREAS, As of November 30, 2011, Employer presently owes Employee an additional $175,000 pursuant to a November 9, 2006, Separation Agreement and General Mutual Release of Claims, a true and correct copy of which is attached as Exhibit 1.

WHEREAS, Employer has missed payments under and is in breach of the November 9, 2006, Separation Agreement and General Mutual Release of Claims.

WHEREAS, Employee is presently the Interim Chief Financial Officer of Employer.

WHEREAS, Employee suffers from medical disabilities which will prevent him from working full time for Employer after December 31, 2011.

WHEREAS, Employee wishes to resign as the Interim Chief Financial Officer of Employer solely as a result of medical disability as of December 31, 2011.

WHEREAS, Employer wishes to accept the resignation of Employee as the Interim Chief Financial Officer of Employer solely as a result of medical disability as of December 31, 2011.

WHEREAS, the parties wish to provide for clarity, finality and certainty as to the basis for Employee’s resignation, the terms of cash and non-cash compensation to which Employee will be entitled following such resignation, and the payment of debts presently owed to Employee by Employer.

THEREFORE, in consideration of the promises in this Agreement, the adequacy of which is acknowledged, the parties agree as follows:

1.  Nature of Agreement.  The Agreement constitutes a compromise and settlement and a partial release of known and unknown claims by Employee.  The Agreement constitutes a complete release of all known and unknown claims by Employer.

2.  Resignation from Employment.   The parties agree that Employee shall be deemed to have resigned from his full time employment, effective December 31, 2011. The parties agree that this resignation is due solely to medical disability, without any further requirement of medical proof. Employer does not regard the deferred resignation of Employee as inconsistent with Employee’s disability and waives any right to claim that Employee’s separation as provided in this Agreement is for any reason other than medical disability.

3.  Payments to Employee.  Employer shall pay to Employee the combined sum of $15,000 per month until all obligations to Employee have been paid.  As described below in Paragraphs 4, 5 and 6, this amount includes payments of current employment salary, back wages payments, prior separation debt payments, and possible consulting fee payments as set forth in Exhibit 2, attached.

4.  Current Employment Salary.  Employer shall pay to Employee the sum of $10,000 per month, less applicable tax withholdings, payable $5,000 on December 15, 2011 and $5,000 on December 31, 2011.

5.  Back Wages Payments.  Employer shall pay to Employee the sum of $150,000, in back wages, less applicable tax withholdings, beginning with monthly payments of $5,000 on December 15, 2011, January 15, 2012, February 15, 2012 and March 15 2012.  Thereafter Employer shall make monthly payments of $10,000, from April 15, 2012 through April 15, 2013.

6.  Prior Separation Debt Payments.  Employer shall pay to Employee the $175,000 owed pursuant to the November 9, 2006, Separation Agreement and General Mutual Release of Claims on a monthly basis, less applicable tax withholdings, beginning on January 1, 2012, by making monthly payments of $5,000 per month from January 2012 through March 2013, a payment of $10,000 in April 2013, and monthly payments of $15,000 per month from May 2013 through October 2013.

7.  Additional Non-Cash Separation Benefit.  The parties further agree that Employee shall be granted a separation bonus of 1,000,000 warrants to purchase common stock of the Company with an exercise price of $0.30/ share and with an expiration date of 10 years from issuance date. This bonus is to reward the Employee for 10 years of service as an Executive Officer of the Company. These warrants shall be issued no later than January 15, 2012, and shall become immediately vested upon issuance.

8.  Consulting Agreement.  Employer may request that Employee provide consulting services to Employer during January, February and March 2012.  Employee has agreed to provide such services for a payment of $5,000 per month, provided that Employee is physically able to do so.  The parties agree that in the event Employee is not physically able to perform the consulting services for any of these three months, Employer shall not be obligated to pay that month’s consulting fee, however, the payment for back salary will increase by $5,000 for each month consulting services are not provided. The parties further agree that Employee’s failure to perform consulting services shall not be deemed a breach of this Agreement.  Notwithstanding the foregoing, for no additional payment, Employee agrees to provide Employer assistance, as needed, with respect to any matter related to Employer’s Asian operations and/or the termination of such operations.

9.  Release of Claims by Employee.  Employee hereby releases and forever discharges Employer, and its officers, directors, employees, shareholders agents, attorneys, and assigns (“Employer Released Parties”),   from any and all claims, demands, debts, liabilities, accounts, obligations, costs, expenses, liens, actions, and causes of action of every kind or nature, whether now known or unknown, suspected or unsuspected, that Employee now owns or holds or at any time has owned or held against the Employer Released Parties as of the date Employee signs this Agreement EXCEPT for his claim for payment of Back Wages of $150,000, his Claim for payment of  the Prior Separation Debt of $175,000. Those claims and debts shall survive the execution of this Agreement. This Agreement constitutes a full and general release of all other claims arising out of or relating in any way to Employee's employment or termination of employment with Employer, including but not limited to any claims under any federal, state, county or municipal statute, ordinance or regulation, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, 29 U.S.C. §626 et seq., the Americans with Disabilities Act, the laws against age discrimination, , sex discrimination or any other form of discrimination or harassment enacted by any state or municipality thereof, any law or regulation relating to employment, any wage and hour law or regulation, any common law claims, any claims of retaliation, harassment, abuse, breach of contract, wrongful discharge, defamation, breach of public policy, whistleblower laws, intentional or negligent infliction of emotional distress, invasion of privacy, tortious action, inaction or interference of any sort, personal or business injury, attorneys' fees and costs, employment benefits or reimbursement for expenses arising or based upon events occurring prior to and including the day Employee signs this Agreement.

10.  Release of Claims by Employer.  Employer hereby releases and forever discharges Employee and his agents, attorneys, assigns and heirs (“Employee Released Parties”)  from any and all claims, demands, debts, liabilities, accounts, obligations, costs, expenses, liens, actions, and causes of action of every kind or nature, whether now known or unknown, suspected or unsuspected, that Employee now owns or holds or at any time has owned or held against the Employee Released Parties as of the date Employee signs this Agreement.   Without in any way limiting the generality of the foregoing, this Agreement constitutes a full and general release of all claims arising out of or relating in any way to Employee's employment or termination of employment with Employer, including but not limited to any claims under any federal, state, county or municipal statute, ordinance or regulation, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, 29 U.S.C. §626 et seq., the Americans with Disabilities Act, the laws against age discrimination, pregnancy discrimination, sex discrimination or any other form of discrimination or harassment enacted by any state or municipality thereof, any law or regulation relating to employment, any wage and hour law or regulation, any common law claims, any claims of retaliation, harassment, abuse, breach of contract, wrongful discharge, defamation, breach of public policy, whistleblower laws, intentional or negligent infliction of emotional distress, invasion of privacy, tortious action, inaction or interference of any sort, personal or business injury, attorneys' fees and costs, any claims for salary, wages, bonuses, vacation pay, severance pay, penalties, employment benefits or reimbursement for expenses arising or based upon events occurring prior to and including the day Employee signs this Agreement.

11.  Waiver of California Civil Code Section 1542.  Employer and Employee acknowledge and expressly agree that they waive any and all rights and benefit of Section 1542 of the California Civil Code or any similar rights.  Section 1542 of the California Civil Code, reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

It is understood and agreed by the parties that any and all of the facts and circumstances and the law relative to this Agreement may be other than or different than is now known to or believed by any of them, and all the parties hereto agree that this Agreement shall nevertheless be binding and effective.

12.  JAMS Arbitration of Disputes.  Any dispute, claim or controversy between Employer and Employee whether arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement or otherwise shall be determined by arbitration in Los Angeles, California before one (1)  arbitrator.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on any award may be entered in any court having jurisdiction.  The arbitrator shall award attorney’s fees to the prevailing party and shall allocate all of the costs of arbitration, except for the fees payable to JAMS, to the losing party.  Employer agrees to pay the fees payable to JAMS for the arbitration regardless of who is the prevailing party.  The parties agree that they will cooperate with JAMS and with one another in selecting an arbitrator from JAMS panel of neutrals, and in promptly scheduling the arbitration proceedings.

13.  The parties have read this Agreement and execute it without relying upon any statements, representations, or warranties, written or oral, not expressly set forth herein.  The parties to this Agreement have read and understand its terms, and warrant and represent that this Agreement is executed voluntarily and without duress or undue influence.  The parties further represent and warrant that the individuals executing this Agreement on behalf of the parties have the capacity and have been duly authorized to execute this Agreement.

14.  The parties acknowledge and agree that the terms of the Agreement shall not be interpreted in favor of or against any party on account of the draftsman, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties.  This Agreement represents the sole and entire agreement between and among the parties hereto and supersedes any and all prior understandings and agreements, whether oral or written.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and all of their present, past and future officers, directors, principals, attorneys, employees, actual, implied or ostensible agents, and all of their successors, predecessors, and assigns.  No provision of this Agreement may be waived, modified or amended, except by a written agreement executed by all of the parties affected thereby.

15.  The terms, provisions and performance under this Agreement shall be interpreted, construed, and enforced solely in accordance with the laws of the State of California.

16.  This Agreement may be executed in counterparts.

17.  This Agreement may be disclosed, as Employer shall determine, as required under rules and regulations promulgated by the U.S. Securities and Exchange Commission.

18.  The terms of this Agreement shall be binding upon the executors and administrators, heirs and successors of Employee, and in the event any payments due hereunder to Employee remain unpaid at the time of Employee’s death, such payments shall be made to Employee’s estate under the terms hereunder.

19.  Employee agrees that Employer shall have a 30 day grace period on each of the payments due hereunder.

/s/ Eugene E. Eichler
Eugene E. Eichler (Employee)
Dated: Effective December 31, 2011

SAVE THE WORLD AIR, INC.
(Employer)

By: /s/ Charles Blum

Dated: Effective December 31, 2011